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                                                                  EXHIBIT 3.09.1
                             CERTIFICATE OF INCORPORATION

                                          OF

                                 SWC INDUSTRIES INC.

    1.   The name of the corporation is

              SWC Industries Inc.

    2. The address of its registered office in the State of Delaware is located at 229 South State Street, Dover, Delaware 19901. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc., County of Kent.

    3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    4. The total number of shares of stock which the corporation shall have authority to issue is three thousand (3,000) shares of common stock having a par value of $.10 per share.

    5.   The name and mailing address of the incorporator is as follows:

                   James E. Hughes, Jr.
                   c/o Jones, Day, Reavis & Pogue
                   599 Lexington Avenue
                   New York, NY  10022.

    6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation without assent or vote of the stockholders.

    7. Elections of directors of the corporation need not be by written ballot.

    8. To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its stockholders for or with respect to any acts


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or omissions in the performance of his or her duties as a director of the corporation. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director of the corporation existing immediately prior to such repeal or modification.

    9. Each person who is or was or had agreed to become a director or officer of the corporation, or each such person who is or was serving or who had agreed to serve at the request of the board of directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Unless otherwise required by applicable law, any repeal or modification of this Article 9 or of the applicable provisions of such General Corporation Law or any such other applicable law shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

    I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, make this certificate and hereby declare and certify that this is my act and deed and that the facts herein stated are true, and accordingly I have hereunto set my hand this 8th day of September, 1989.


                                            /s/ James E. Hughes, Jr.
                                            ------------------------
                                            James E. Hughes, Jr.
                                            Incorporator


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